Prospectus Supplement No. 2 (To Prospectus dated February May 14, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-142921
Stirling Acquisition Corporation
14,500,000 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 14,500,000 shares of common stock of Stirling Acquisition Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated May 14, 2007 (the “Prospectus”). On June 26, 2008, Salley A. Fonner provided notice to the Company that she is resigning as the Company's Chief Executive Officer effective June 30, 2008 for personal health reasons. Ms. Fonner continues to serve as a director for the Company.

On June 26, 2008, the Company appointed Mark R. Dolan as its Chief Executive Officer effective as of July 1, 2008. We currently do not have an employment agreement with Mr. Dolan.

Mr. Dolan, 56, is a principal stockholder of the Company and has served as executive vice president and a member of our board of directors since inception. Mr. Dolan has been actively engaged in the practice of law for 20 years. He is a member of the Florida Bar Association and practices in the areas of corporate and intellectual property law, First Amendment law and commercial litigation. Mr. Dolan has been an employee of Mark R. Dolan, PA, St. Petersburg, Florida, since June 1998. Mr. Dolan is a 1983 graduate of the Wayne State University College of Law and a 1977 honors graduate of Michigan State University.

You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supercedes the information contained in the Prospectus.

Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2008

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